Exhibit 4.1.4a
AMENDMENT TO
WARRANT TO PURCHASE COMMON STOCK
     THIS AMENDMENT amends that certain Warrant to Purchase Common Stock (“Warrant”) dated May 23, 2001 by and between IdleAire Technologies Corporation (“IdleAire”) and Lana Batts (“Batts”).
     The Warrant is amended by changing the expiration date of the Warrant to May 23, 2004.
     No further amendments to the Warrant are made by this Amendment.

IDLEAIRE TECHNOLOGIES CORPORATION

By:	/s/ Michael C. Crabtree

Michael C. Crabtree
President and CEO

/s/ Lana Batts

Lana Batts